EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal Year and Fourth Quarter 2022

New Proprietary Technologies Provide Further Growth Opportunities

ORLANDO, FL – September 14, 2022 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a vertically integrated provider of engineered solutions for the global photonics industry, today announced financial results for the fourth quarter and full fiscal year ended June 30, 2022.

Management Commentary

LightPath’s President and Chief Executive Officer Sam Rubin stated, “Fiscal 2022 was a transition year for LightPath Technologies as we began to embark on our new strategic direction focused on delivering high value optical solutions. Our revenue and gross margin showed improvement in the fourth quarter in comparison to the prior year period. We do expect to see short term pressures on margins due to increased energy costs as a result of the conflict in Ukraine and recessionary headwinds in the Chinese market in the remainder of calendar year 2022.”

“Earlier this year we articulated a new strategic direction to move from an optical component manufacturer to a complete optical system provider. We believe this transition will be expedited by key technologies exclusively owned by LightPath. Already, our backlog, as announced in late August, exceeds the previous record backlog we had in 2020. Our current backlog comprises significantly higher quality sales in assemblies and defense along with significantly less sales in China. We believe we are on the right path to growing the company, expanding opportunities and increasing total profitability.

“Our exclusive Multi-spectral Infrared glass licensed from the Naval Research Lab (“NRL”), together with lenses produced with our precision molding processes, will allow LightPath to design and produce systems that require less cameras than current systems to achieve the same result. We believe this is a key differentiator, and we expect to begin releasing new products using those materials in the coming months. Our BD6 material is produced domestically allowing greater supply chain resilience for our partners, reducing reliance on suppliers from Russia and China for germanium material. We believe this is a game changing development for LightPath and the broader industry.”

*This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

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Fiscal 2022 Full Year and Fourth Quarter Highlights:

•	Revenue for the fourth quarter of fiscal 2022 of $8.9 million; revenue of $35.6 million for the full fiscal year
•	Total backlog at June 30, 2022 of $17.8 million
•	Net loss for the fourth quarter of fiscal 2022 was $1.4 million; net loss of $3.5 million for the full fiscal year
•	EBITDA* for the fourth quarter of fiscal 2022 was $107,000; EBITDA of $1.2 million for the full fiscal year
•	Micro Core by Seek Thermal Wins 2022 Best of Sensors Award Using LightPath’s Optical Assembly
•	QuantLR & LightPath Technologies Announce Partnership to Develop Free-Space Quantum Encryption System
•	Received military qualification for BD6 DLC lenses

2022 Fiscal Fourth Quarter Financial Results

Revenue for the fourth quarter of fiscal 2022 was approximately $8.9 million, compared to $8.3 million in the same period of the prior fiscal year. Revenue among our product groups for the fourth quarter of 2022 was as follows:

Product Group Revenue ($ in millions)*	Fourth Quarter of Fiscal 2022	Fourth Quarter of Fiscal 2021	% Change
Infrared (“IR”) products	$5.0	$5.0	1%
Precision Molded Optics (“PMO”) products	$3.4	$2.9	16%
Specialty products	$0.5	$0.4	8%

** Subject to differences due to rounding

•

Revenue from IR products was $5.0 million in both the fourth quarter of fiscal 2022 and 2021. The composition of IR revenue changed slightly, with more infrared product sales to customers in the industrial market, and lower sales to customers in the commercial market.

•

Revenue from PMO products was $3.4 million compared to $2.9 million in the same period of the prior fiscal year. The increase is driven by sales to customers in the industrial and defense markets, as well as telecom, which was at a peak low in the fourth quarter of fiscal 2021.

•

Revenue from specialty products was $449,000 compared to $415,000 in same period of the prior fiscal year. This increase is primarily due to non-recurring engineering (“NRE”) projects for customers in the industrial market during the fourth quarter of fiscal 2022.

Gross margin in the fourth quarter of fiscal 2022 was $2.8 million, an increase of 36%, as compared to $2.1 million in the same period of the prior fiscal year. Gross margin as a percentage of revenue was 32% for the fourth quarter of fiscal 2022, compared to 25% for the same period of the prior fiscal year. The increase in gross margin as a percentage of revenue is driven by the increase in revenue, as well as an increase in the share of sales generated from PMO products, which have higher gross margins. The fourth quarter of fiscal 2021 was negatively impacted by lower yields and efficiencies pertaining to newly launched products entering into volume production, which have improved during fiscal 2022.

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Operating expenses in the fourth quarter of fiscal 2022 were $3.6 million, a decrease of $1.2 million, or 25%, as compared to $4.8 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs decreased by $1.2 million, or 30%, as compared to the same period of the prior fiscal year, and new product development costs decreased by $29,000, or 5%, as compared to the same period of the prior fiscal year. The decrease in SG&A costs is primarily due to a decrease of $1 million of expenses associated with the previously disclosed events that occurred at the Company’s Chinese subsidiaries, including legal and consulting fees, as well as accrued severance for the former employees. Severance of approximately $430,000 remains accrued and unpaid as of June 30, 2022, as the Company’s subsidiaries continue to pursue all legal remedies.

Net loss for the fourth quarter of fiscal 2022 was $1.4 million, or $0.05 basic and diluted loss per share, compared to $2.9 million, or $0.11 basic and diluted loss per share, for the fourth quarter of fiscal 2021. The decrease in net loss for the fourth quarter of fiscal 2022, as compared to the same period of the prior fiscal year, was primarily attributable to higher revenue and gross margin, as well as the absence of $1.2 million of non-recurring SG&A and Other expenses related to the events in our Chinese subsidiaries. These favorable items were partially offset by an increase in the provision for income taxes of approximately $584,000, as compared to the same period of the prior fiscal year.

Income tax expense is primarily related to income taxes from our operations in China, including estimated Chinese withholding taxes associated with intercompany dividends declared by LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”) and payable to LightPath as the parent company in the U.S. The increase in income tax expense for the fourth quarter of fiscal 2022, as compared to the same period of the prior fiscal year, is primarily due to the determination that a net deferred tax liability of approximately $541,000 should be recorded for LPOIZ as a result of timing differences existing between book versus tax basis of fixed assets. In the U.S., LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $53 million available to apply against taxable income as reported on a consolidated basis.

EBITDA for the fourth quarter of fiscal 2022 was $107,000, compared to an EBITDA loss of $2.0 million for the same period of the prior fiscal year. The increase in EBITDA in the fourth quarter of fiscal year 2022 was primarily attributable to the increase in revenue and gross margin, coupled with the decreases in SG&A and Other expenses incurred related to the previously disclosed events that occurred in our Chinese subsidiaries, as discussed above. In addition, there was a favorable difference of approximately $68,000 in foreign exchange gains and losses.

2022 Fiscal Year Financial Results

For fiscal year 2022, revenue was $35.6 million, a decrease of $2.9 million, or 8%, as compared to $38.5 million in the same period of the prior fiscal year. Revenue among our product groups for the fiscal year 2022 was as follows:

Product Group Revenue ($ in millions)*	Fiscal Year 2022	Fiscal Year 2021	% Change
IR products	$18.7	$21.0	-11%
PMO products	$15.0	$15.9	-5%
Specialty products	$1.8	$1.6	12%

** Subject to differences due to rounding

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•

Revenue generated by IR products was $18.7 million in fiscal year 2022, a decrease of 11%, as compared to $21.0 million in the prior fiscal year. The decrease in revenue is primarily driven by sales to customers in the industrial market.

•

Revenue generated by PMO products was $15.0 million for the fiscal year 2022, a decrease of 5%, as compared to $15.9 million in the prior fiscal year. The decrease in revenue is primarily attributed to a reduction in orders from a key customer in the China telecommunications market due to a decrease in that customer’s market share. This decrease was partially offset by an increase in sales through our catalog and distribution channels, as well as increases in sales to customers in the industrial and medical industries.

•

Revenue generated by specialty products was $1.8 million in fiscal year 2022, an increase of 12%, compared to $1.6 million in the prior fiscal year. This increase is primarily driven by an increase in NRE projects for customers in the defense, industrial and medical markets.

Gross margin in fiscal year 2022 was $11.8 million, a decrease of 12%, as compared to $13.4 million in the prior fiscal year. Gross margin as a percentage of revenue was 33% for fiscal year 2022, compared to 35% for the prior fiscal year. Gross margin was unfavorably impacted by the 8% decrease in revenue, which resulted in under-utilized capacity in some areas. IR product margins also reflect increased costs associated with the completion of the coating department at the Company’s facility in Riga, Latvia, which began to improve in the fourth quarter of fiscal year 2022 and we expect will continue to improve over time, as that facility works through the qualification stages for more products and begins to produce at higher volumes. In the second half of fiscal year 2022, margins were also negatively impacted by inflationary pressure in the cost of raw materials, and significantly increased energy costs, particularly in Latvia.

Operating expenses were $14.4 million, a decrease of $848,000, or 6%, as compared to $15.3 million in the prior fiscal year. SG&A costs decreased $768,000, or 6%, as compared to the same period of the prior fiscal year, while new product development costs decreased by $80,000, or 4%. The decrease in SG&A for fiscal year 2022 is primarily due to an $800,000 decrease in expenses associated with the previously disclosed events that occurred at our Chinese subsidiaries. This decrease was partially offset by an increase in expenses for travel and tradeshows, with fewer COVID-19 restrictions in place, as well as expenses for certain “value-added taxes” (“VAT”) and related taxes owed by one of our Chinese subsidiaries from prior years, which was identified and settled in fiscal year 2022. These increases were offset by the absence of the following non-recurring expenses that were incurred in fiscal year 2021: (i) approximately $400,000 of additional compensation to our former Chief Executive Officer, as previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020, and (ii) approximately $150,000 of additional stock compensation recorded as certain RSUs vested upon the retirement of two directors.

Net loss for fiscal year 2022 was $3.5 million, or $0.13 basic and diluted loss per share, compared to $3.2 million, or $0.12 basic and diluted loss per share, for fiscal year 2021. The increase in net loss for fiscal year 2022, as compared to fiscal year 2021, is primarily attributable to a $785,000 increase in operating loss resulting from lower gross margin, which was partially offset by lower operating expenses. Non-operating items include a $420,000 favorable difference for the previously disclosed accrual and subsequent reversal of a potential liability associated with the actions of our terminated employees of our Chinese subsidiaries.

EBITDA* for fiscal year 2022 was $1.2 million, compared to $1.5 million for fiscal year 2021. The decrease in EBITDA for fiscal year 2022 is primarily attributable to lower revenue and gross margin, partially offset by decreased SG&A and Other expenses, due to the decreases in expenses incurred related to the previously disclosed events that occurred in our Chinese subsidiaries, as well as certain officer, director, and personnel matters that occurred during fiscal year 2021, as discussed above.

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Liquidity and Capital Resources

Cash provided by operating activities was $1.5 million for fiscal year 2022, compared to $4.7 million for the prior fiscal year. The decrease in cash flows from operations during fiscal year 2022 is due to the increase in net loss and a decrease in accounts payable and accrued liabilities, as well as an increase in accounts receivable, partially offset by a reduction in inventory. Capital expenditures were $1.6 million for fiscal year 2022, compared to $3.2 million in the prior fiscal year. The majority of capital expenditures during fiscal 2022 were related to the continued expansion of IR coating capacity as well as increasing diamond turned lens capacity to meet current and forecasted demand.

Sales Backlog

As of June 30, 2022, LightPath’s total backlog was $17.8 million, a decrease of 17% as compared to $21.3 million as of June 30, 2021. The decrease in backlog during fiscal year 2022 is primarily due to the timing of annual and multi-year contracts. These renewals may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders. Our annual and multi-year contracts are expected to renew in future quarters. For example, in August 2022 we announced a $4 million supply agreement for PMO with a long time European customer of precision motion control systems and OEM assemblies. The new supply agreement will go into effect in the second half of fiscal year 2023 and is expected to run for between 12 and 18 months.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Wednesday, September 14, 2022 at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2022 fourth quarter and full year.

Date: Wednesday, September 14, 2022

Time: 5:00 PM (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast:  4Q and Full Year Financial Results Webcast Link

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through September 28, 2022. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #2160358.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

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A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measures, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize this non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

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Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

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LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	June 30,
Assets	2022	2021
Current assets:
Cash and cash equivalents	$5,507,891	$6,774,694
Trade accounts receivable, net of allowance of $36,313 and $45,643	5,211,292	4,656,354
Inventories, net	6,985,427	8,659,587
Other receivables	—	137,103
Prepaid expenses and other assets	464,804	475,364
Total current assets	18,169,414	20,703,102

Property and equipment, net	11,640,463	13,279,867
Operating lease right-of-use assets	10,420,604	9,015,498
Intangible assets, net	4,457,798	5,582,881
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	143,000	147,000
Other assets	27,737	27,737
Total assets	$50,713,921	$54,610,990
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,073,933	$2,924,333
Accrued liabilities	558,750	1,067,265
Accrued payroll and benefits	2,081,212	2,810,043
Operating lease liabilities, current	965,622	799,507
Loans payable, current portion	998,692	634,846
Finance lease obligation, current portion	55,348	212,212
Total current liabilities	7,733,557	8,448,206

Deferred tax liabilities, net	541,015	—
Finance lease obligation, less current portion	11,454	66,801
Operating lease liabilities, noncurrent	9,478,077	8,461,133
Loans payable, less current portion	3,218,580	4,057,365
Total liabilities	20,982,683	21,033,505

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 27,046,790 and 26,985,913 shares issued and outstanding	270,468	269,859
Additional paid-in capital	232,315,003	231,438,651
Accumulated other comprehensive income	935,125	2,116,152
Accumulated deficit	(203,789,358)	(200,247,177)
Total stockholders’ equity	29,731,238	33,577,485
Total liabilities and stockholders’ equity	$50,713,921	$54,610,990

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LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30
	2022	2021	2022	2021
Revenue, net	$8,907,231	$8,332,316	$35,559,160	$38,464,821
Cost of sales	6,098,627	6,268,831	23,744,524	25,017,051
Gross margin	2,808,604	2,063,485	11,814,636	13,447,770
Operating expenses:
Selling, general and administrative	2,786,553	3,980,113	11,221,866	11,989,597
New product development	516,310	545,024	2,085,686	2,165,951
Amortization of intangible assets	281,271	281,271	1,125,083	1,125,083
Loss on disposal of property and equipment	8,898	—	9,235	8,951
Total operating expenses	3,593,032	4,806,408	14,441,870	15,289,582
Operating loss	(784,428)	(2,742,923)	(2,627,234)	(1,841,812)
Other income (expense):
Interest expense, net	(78,411)	(48,863)	(229,475)	(215,354)
Other income (expense), net	37,628	(171,095)	177,435	(194,170)
Total other income (expense), net	(40,783)	(219,958)	(52,040)	(409,524)
Loss before income taxes	(825,211)	(2,962,881)	(2,679,274)	(2,251,336)
Income tax provision	534,579	(49,671)	862,907	933,915
Net loss	$(1,359,790)	$(2,913,210)	$(3,542,181)	$(3,185,251)
Foreign currency translation adjustment	(1,018,399)	300,670	(1,181,027)	1,380,260
Comprehensive income (loss)	$(2,378,189)	$(2,612,540)	$(4,723,208)	$(1,804,991)
Loss per common share (basic)	$(0.05)	$(0.11)	$(0.13)	$(0.12)
Number of shares used in per share calculation (basic)	27,042,388	26,796,326	27,019,534	26,314,025
Loss per common share (diluted)	$(0.05)	$(0.11)	$(0.13)	$(0.12)
Number of shares used in per share calculation (diluted)	27,042,388	26,796,326	27,019,534	26,314,025

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LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Changes in Stockholders' Equity

(unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941
Issuance of common stock for:
Employee Stock Purchase Plan	8,145	81	29,897	—	—	29,978
Exercise of Stock Options & RSUs, net	1,085,883	10,859	131,833	—	—	142,692
Stock-based compensation on stock options & RSUs	—	—	642,865	—	—	642,865
Foreign currency translation adjustment	—	—	—	1,380,260	—	1,380,260
Net loss	—	—	—	—	(3,185,251)	(3,185,251)
Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485
Issuance of common stock for:
Employee Stock Purchase Plan	21,012	210	51,501	—	—	51,711
Exercise of Stock Options & RSUs, net	39,865	399	(399)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	825,250	—	—	825,250
Foreign currency translation adjustment	—	—	—	(1,181,027)	—	(1,181,027)
Net loss	—	—	—	—	(3,542,181)	(3,542,181)
Balances at June 30, 2022	27,046,790	$270,468	$232,315,003	$935,125	$(203,789,358)	$29,731,238

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LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(3,542,181)	$(3,185,251)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,617,743	3,509,436
Interest from amortization of debt costs	51,974	18,572
Loss on disposal of property and equipment	9,235	8,951
Stock-based compensation on stock options & RSUs, net	825,250	642,865
Provision for doubtful accounts receivable	7,713	(35,799)
Change in operating lease assets and liabilities	(222,047)	(187,616)
Inventory write-offs to allowance	456,538	157,399
Deferred taxes	545,015	512,000
Changes in operating assets and liabilities:
Trade accounts receivable	(562,651)	1,568,171
Other receivables	137,103	(5,052)
Inventories	1,217,622	167,496
Prepaid expenses and other assets	10,560	137,810
Accounts payable and accrued liabilities	(1,087,746)	1,423,042
Net cash provided by operating activities	1,464,128	4,732,024

Cash flows from investing activities
Purchase of property and equipment	(1,626,614)	(3,158,784)
Net cash used in investing activities	(1,626,614)	(3,158,784)

Cash flows from financing activities
Proceeds from exercise of stock options	—	142,692
Proceeds from sale of common stock from Employee Stock Purchase Plan	51,711	29,978
Loan costs	(61,223)	—
Borrowings on loans payable	266,850	275,377
Payments on loans payable	(681,301)	(1,013,014)
Repayment of finance lease obligations	(212,211)	(278,462)
Net cash used in financing activities	(636,174)	(843,429)
Effect of exchange rate on cash and cash equivalents	(468,143)	657,495
Change in cash and cash equivalents	(1,266,803)	1,387,306
Cash and cash equivalents, beginning of period	6,774,694	5,387,388
Cash and cash equivalents, end of period	$5,507,891	$6,774,694

Supplemental disclosure of cash flow information:
Interest paid in cash	$157,407	$199,524
Income taxes paid	$267,585	$1,054,232

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To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

(unaudited)

	Quarter Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net loss	$(1,359,790)	$(2,913,210)	$(3,542,181)	$(3,185,251)
Depreciation and amortization	854,123	900,964	3,617,743	3,509,436
Income tax provision (benefit)	534,579	(49,671)	862,907	933,915
Interest expense	78,411	48,863	229,475	215,354
EBITDA	$107,323	$(2,013,054)	$1,167,944	$1,473,454
% of revenue	1%	-24%	3%	4%

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